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                                                                  Exhibit 2.11


                            ASSET PURCHASE AGREEMENT

      Agreement made as of September 22, 1999 by and between DURO
Communications, Inc., a Delaware corporation ("Buyer"), Gibralter Data Services, Inc. a North Carolina corporation ("GDS") and Gibralter Publishing, Inc., a North Carolina corporation and the sole shareholder of GDS ("GPI") (GDS and GPI are hereinafter sometimes collectively referred to as the "Seller" or the "Sellers").

      WHEREAS, subject to the terms and conditions hereof, each Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from each Seller, all of the properties, rights and assets used or useful in connection with such Seller's Internet connectivity service business (the "Business"), as more fully described herein.

      NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS.

      1.1 Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, and the performance by the parties hereto of their respective obligations hereunder, each Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from such Seller, all of such Seller's right, title and interest in and to all of the following properties, assets and business of the Business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets (as defined in Section 1.2 below):

            (a) Equipment. The servers, routers, modems, computers, electronic devices, test equipment and all other fixed assets, equipment, parts and accessories owned by each Seller and used or held for use in connection with the Business and which are set forth on Schedule 1.1(a) attached hereto (collectively, "Equipment");

            (b) Contracts. All of the rights of each Seller under, and interest of such Seller in and to, all contracts relating to the Business (other than the Excluded Contracts (as defined in Section 1.2(b) below)), including, without limitation, original contracts for the provision of Internet connectivity, dedicated service, web-hosting, web-domain, dial-up services, web-development and Internet commerce, all leases with respect to real property and all co-location agreements, a true, correct and complete list of which contracts is attached hereto as Schedule 1.1(b) (collectively, the "Contracts");

            (c) Intellectual Property. Each Seller's Intellectual Property (as defined in Section 2.20) relating to the Business, as set forth on Schedule 1.1(c) attached hereto;


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

            (d) Licenses and Authorizations. Except as set forth on Schedule 1.1(d), all rights associated with the licenses, licensing agreements, permits, easements, registrations, domains, IP addresses and authorizations issued or granted to each Seller by any governmental authority with respect to the operation of the Business, including, without limitation, those licenses and authorizations listed on Schedule 1.1(d) attached hereto, and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto;

            (e) Current Assets; Accounts Receivable. All current assets of each Seller relating to the Business (the "Current Assets"), including cash, inventory, expenses prepaid by such Seller, security deposits made by such Seller, advance payments paid by such Seller and all accounts receivable of such Seller incurred in the ordinary course of business and included on such Seller's balance sheet as of the Closing Date, as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied; a complete list of such accounts receivable is attached hereto as Schedule 1.1(e) ("Accounts Receivable");

            (f) Goodwill. All of the goodwill of each Seller in, and the going concern value of, the Business, and all of the business and customer lists, proprietary information, and trade secrets related to the Business; and

            (g) Records. All of each Seller's customer logs, location files and records and other business files and records, in each case relating to the Business, but not including any such logs, files and records to the extent they relate to the Excluded Assets and not to the Business.

      The assets, properties and business of each Seller being sold to and purchased by Buyer under this Section 1.1 are referred to herein collectively as the "Assets."

      1.2 Excluded Assets. There shall be excluded from the Assets and retained by each Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

            (a) Other Assets. All other assets of such Seller which are not used or held for use in connection with the Business or otherwise necessary to the operation of the Business now or after the Closing Date;

            (b) Excluded Contracts. All of such Seller's right, title and interest in, to and under the Contracts listed on Schedule 1.2(b) attached hereto (the "Excluded Contracts");

            (c) Insurance. All of such Seller's insurance contracts and all insurance proceeds of settlement and insurance claims made by such Seller on or before the Closing Date


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

as set forth on Schedule 1.2(c) attached hereto;

            (d) Tax Items. All of such Seller's claims, rights and interest in and to any refunds for federal, state or local Taxes (as defined in Section 2.4(a) below);

            (e) Corporate Records. All of such Seller's corporate and other organizational records; and

            (f) Bank Accounts. All of such Seller's bank accounts;

            (g) Employees. All of such Seller's rights, claims and interests with respect to its employees; and

            (h) Trademarks and Tradenames. All of such Seller's rights, title and interest in any tradenames or trademarks with respect to the name "Gibralter" except as set forth on Schedule 1.1(c) hereto and in the License Agreement.

      1.3 Assumed Liabilities; Excluded Liabilities; Employees.

            (a) Assumed Liabilities. Buyer shall, on and as of the Closing Date, accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein neither Seller shall have any further liability or responsibility for or with respect to, (i) liabilities and obligations arising out of events occurring on and after the Closing Date related to Buyer's ownership of the Assets and Buyer's operation of the Business after the Closing Date; (ii) accounts payable, accrued expenses, all deferred revenues and any other current liability of such Seller as of the Closing Date (except the current portion of any bank debt or line of credit to be paid pursuant to Section 1.5) relating to the Business and included on such Seller's balance sheet, or incurred in the ordinary course since the date of such balance sheet, as determined in accordance with GAAP consistently applied (the "Assumed Current Liabilities"); and (iii) all obligations and liabilities of such Seller relating to the Business which are to be performed after the Closing Date arising under the Contracts, including, without limitation, such Seller's obligations arising under the Sprint telecommunications contracts as set forth on Schedule 1.1(b) as items 1(a) and 1(b) and such Seller's obligations to Subscribers (as defined in Section 2.16) under such Contracts for (A) Subscriber deposits held by such Seller as of the Closing Date in the amount for which Buyer receives a credit pursuant to Section 1.6(a) below, (B) Subscriber advance payments held by such Seller as of the Closing Date for services to be rendered in connection with the Business in the amount for which Buyer receives a credit pursuant to Section 1.6(a) below, and (C) the delivery of Internet connectivity service to Subscribers (whether pursuant to a Contract or otherwise) after the Closing Date ((i), (ii) and (iii) together, the "Assumed Liabilities"). The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or either Seller or any of their respective


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

affiliates or subsidiaries. No parties other than Buyer and each Seller shall have any rights under this Agreement.

            (b) Excluded Liabilities. It is expressly understood that, except for the Assumed Liabilities, Buyer shall not assume, pay or be liable for any liability or obligation of either Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Buyer, including, without limitation, any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, including, without limitation, the Excluded Contracts, (ii) the employees of the Business, including, without limitation, any obligation to provide any amounts due to the employees under any pension, profit sharing or similar plan, any bonus or other compensation plan, or related to vacation or other similar employee benefits, or arising as a result of the transactions contemplated hereby or (iii) any fact existing or event occurring prior to the Closing Date or relating to the operation of the Business prior to the Closing Date. The liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities."

      1.4 The Closing. The transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at 10:00 a.m., local time, at the offices of Goodwin, Procter & Hoar LLP, on the date on which all of the conditions to closing set forth in Sections 6 and 7 of this Agreement have been satisfied or waived, or at such other time and place as shall be mutually agreed upon in writing by Buyer and Sellers, but in no event later than October 1, 1999 (the "Closing Date").

      1.5 Purchase Price. In consideration of the sale by Sellers to Buyer of the Assets, and subject to the assumption by Buyer of the Assumed Liabilities and satisfaction of the conditions contained herein, Buyer shall pay at the Closing an amount (as adjusted in accordance with Section 1.6 below, the "Purchase Price") equal to $4,106,000 as follows:

            (a) Buyer shall deliver to Sellers by bank cashier's check or bank wire transfer pursuant to the instructions attached hereto as Schedule 1.5(b) $3,701,000 plus or minus, as applicable, the Estimated Adjustment (as defined in Section 1.6(c) below); and

            (b) Buyer shall deposit the sum of $405,000 (the "Escrow Deposit") with Boston Safe Deposit and Trust Company as Escrow Agent under the Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Deposit shall be held, administered and distributed in accordance with the terms of the Escrow Agreement, and shall be a remedy of Buyer for any indemnification claims made pursuant to Section 10 hereof.

      1.6 Adjustments to Purchase Price.

            (a) Net Working Capital. The Purchase Price shall be decreased, on a


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dollar-for-dollar basis, by the amount of Sellers' Net Working Capital (as defined herein) if such amount is negative, or increased dollar for dollar by the amount of Sellers' Net Working Capital if such amount is positive. "Net Working Capital" means an amount equal to Current Assets minus Assumed Current Liabilities as of the Closing Date.

            (b) Revenues Adjustment Amount. The Purchase Price shall be decreased, on a dollar-for-dollar basis, by (i) the Revenues Adjustment Amount (as defined herein) in the event Recurring Revenues (as defined herein) for the 31 calendar days prior to the Closing are less than $157,000 (annualized at $1,884,000) (the "Target Revenues"). For purposes hereof, the term "Revenues Adjustment Amount" shall equal the product obtained by multiplying (i) $2,000 by
(ii) the quotient obtained by dividing (X) the Annualized Recurring Revenues Deficiency (as defined herein), by (Y) one thousand dollars ($1,000). For purposes hereof, "Recurring Revenues" shall mean revenues of Sellers from Subscribers (determined on an accrual basis), calculated by multiplying the number of Subscribers as of the Closing Date by the average monthly rate in effect as of the Closing Date for such Subscribers, by type, excluding one-time set-up fees and other ancillary charges. For purposes hereof, the term "Annualized Recurring Revenues Deficiency" shall equal the product of the difference between (A) the Target Revenues and (B) Recurring Revenues (or Average Recurring Revenues (as defined herein), as the case may be) multiplied by twelve (12). Notwithstanding anything to the contrary in this Section 1.6(b),
(1) in the event that Recurring Revenues for the 31 calendar days prior to the Closing are less than $155,000, Recurring Revenues shall mean revenues of Sellers from Subscribers (determined on an accrual basis), calculated by multiplying the average number of Subscribers for during the 90-calendar day period immediately preceding the Closing by the average monthly rate in effect for such Subscribers during such period, by type, excluding one-time set-up fees and other ancillary charges (as calculated, the "Average Recurring Revenues"), and (2) in the event that Average Recurring Revenues are equal to or greater than $157,000, the Revenues Adjustment Amount shall be deemed to be zero ($0).

            (c) Estimated Adjustment Statement. To facilitate the determination of the Purchase Price payable at the Closing pursuant to Sections 1.6(a) and 1.6(b) above, prior to the Closing, Buyer and Sellers shall prepare a statement to be attached hereto as Schedule 1.6(c) (the "Estimated Adjustment Statement") which sets forth (x) the estimated amount of the Net Working Capital as of the Closing Date (the "Estimated Net Working Capital") and (y) the estimated Revenues Adjustment Amount (the "Estimated Revenues Adjustment Amount"). The Purchase Price payable at the Closing Date shall be decreased on a dollar-for-dollar basis by the amount of the Estimated Revenues Adjustment Amount. The Purchase Price payable at Closing shall be further reduced on a dollar-for-dollar basis by the amount of the Estimated Net Working Capital if such number is negative. The Purchase Price payable at Closing shall be increased on a dollar-for-dollar basis by the amount of the Estimated Net Working Capital if such number is positive. The net adjustment to the Purchase Price calculated under this subsection (c) shall be referred to as the "Estimated Adjustment."


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

            (d) Final Adjustment Statement.

                  (i) No later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Final Adjustment Statement") setting forth the actual Net Working Capital and the actual Revenues Adjustment Amount, together with a copy of Buyer's work papers showing in reasonable detail the calculation of the actual Net Working Capital and the actual Revenues Adjustment Amount on the Final Adjustment Statement. Subject to Section 1.6(d)(ii) below, within ten (10) days following the delivery of such Final Adjustment Statement to Sellers, Buyer or Sellers, as the case may be, shall pay to the other party, by wire transfer of immediately available funds, the difference between the Estimated Net Working Capital and the Estimated Revenues Adjustment Amount, as shown on the Estimated Adjustment Statement, and the actual Net Working Capital and the actual Revenues Adjustment Amount, as shown on the Final Adjustment Statement.

                  (ii) In the event Sellers object to the Final Adjustment Statement and/or the calculation by Buyer of the actual Net Working Capital or the actual Revenues Adjustment Amount, Sellers shall notify Buyer in writing of such objection within the ten (10) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Sellers' calculation of Sellers' actual Net Working Capital and the actual Revenues Adjustment Amount at the Closing Date. Upon receipt by Buyer of such written objection, the parties shall attempt to resolve the disagreement concerning the Final Adjustment Statement through negotiation. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Buyer and Sellers cannot resolve such disagreement concerning the Final Adjustment Statement within thirty (30) days following the end of the foregoing 10-day period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party and mutually selected by the parties (the "Dispute Accountant"), with the costs thereof to be shared equally by the parties. In the event that the parties cannot agree on the Dispute Accountant, a nominee of each party shall agree on a third nominee, which nominee shall finally serve as the Dispute Account. Such Dispute Accountant shall deliver a statement setting forth its own calculation of the Final Adjustment Statement to the parties within thirty (30) days of the submission of the matter to such firm. Any payment shown to be due by a party on the statement prepared by such Dispute Accountant shall be paid to the other party promptly but in no event later than five (5) days following the delivery of such statement by such accounting firm to the parties.

      1.7 Purchase Price Allocation. At or prior to the Closing, or as soon as possible thereafter, and in any event no later than sixty (60) days following the Closing, Sellers shall determine the allocation of the Purchase Price, subject to Buyer's prior approval. Such allocation shall be binding upon Buyer and Sellers for all purposes (including financial


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accounting purposes, financial and regulatory reporting purposes and tax purposes). Buyer and Sellers each further agree to file their respective Federal income tax returns and their respective other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").

      1.8 Records and Contracts. To the extent not previously provided to Buyer, at the Closing, each Seller shall deliver to Buyer all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Each Seller shall also deliver to Buyer at the Closing or as soon as reasonably possible all of such Seller's files and records constituting Assets.

      1.9 Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, fees and duties under applicable law incurred in connection with the sale, transfer and assignment of the Assets to the Buyer will be borne and paid by Sellers, and Sellers shall promptly reimburse Buyer for the payment of any such tax, fee or duty which Buyer is required to make under applicable law.

      1.10 Transfer of Assets. At the Closing, each Seller shall deliver or cause to be delivered to Buyer a bill of sale and an assignment transferring to Buyer title to all of the Assets and assigning to Buyer all of the Contracts, together with all required consents. Such assignment and bill of sale (a) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (b) shall effectively vest in Buyer good and marketable title to all of the Assets free and clear of all Liens (as defined in Section 2.8 below), and (c) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets. At the Closing, Buyer shall deliver to the Seller the Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement").

      1.11 Post-Closing Audits. Sellers hereby agree to provide such assistance as Buyer reasonably requests to enable Buyer and its accountant to complete an audit of the pre-Closing financial statement of Buyer, including, without limitation, providing access to books and records and executing management representation letters.

      1.12 Closing Date Balance Sheet. No later than thirty (30) days following the Closing, each Seller shall provide to Buyer a balance sheet dated as of the Closing Date, which sets forth Buyer's accounts receivable, accounts payable, and deferred or unearned revenue with respect to the Business, in each case as determined in accordance with GAAP and consistent with such Seller's prior practices.

      1.13 Prorations and Adjustments. At the Closing, all real and personal property taxes, assessments, rents and utilities shall be prorated between Buyer and Seller, as appropriate, as of the Closing Date so as to allocate responsibility for such items applicable to


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any period prior to the Closing to Seller and responsibility for such items applicable to any period on or after the Closing to Buyer.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

      In order to induce Buyer to enter into this Agreement, each Seller, jointly and severally, hereby represents and warrants to Buyer as follows:

      2.1 Organization; Subsidiaries.

            (a) GPI is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. GPI has all requisite power and authority to conduct its business as it is now conducted or proposed to be conducted and to own, lease and operate its properties and assets. The copies of GPI's Certificate of Incorporation and By-Laws, each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. GPI is not in violation of any term of the Certificate of Incorporation and By-Laws. GPI is duly qualified to do business in the state of its incorporation, and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction, except where the failure to be so licensed or qualified would not have a material adverse effect on the operation of the Business or the value of the Assets.

            (b) GDS is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. GDS has all requisite power and authority to conduct its business as it is now conducted or proposed to be conducted and to own, lease and operate its properties and assets. The copies of GDS's Certificate of Incorporation and By-Laws each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. GDS is not in violation of any term of the Certificate of Incorporation and By-Laws. GDS is duly qualified to do business in the state of its incorporation, and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction, except where the failure to be so licensed or qualified would not have a material adverse effect on the operation of the Business or the value of the Assets.

            (c) Except as set forth on Schedule 2.1(c) hereto, neither Seller has any subsidiaries or owns any securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Other than GPI's 100% ownership interest in GDS, neither Seller owns or has any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind.

      2.2 Required Action. All actions and proceedings necessary to be taken by or on the part of each Seller in connection with the transactions contemplated by this Agreement


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have been duly and validly taken or will have been duly and validly taken prior to Closing, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of each Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents") has been or shall be duly and validly authorized, executed and delivered by each such Seller and no other action on the part of either Seller or their officers, directors or shareholders shall be required in connection therewith. Each Seller has full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each Seller enforceable in accordance with its respective terms, subject to the effect upon enforceability of applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the right of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.

      2.3 No Conflicts. Except as set forth on Schedule 2.3, the execution, delivery and performance by each Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the Certificate of Incorporation and By-Laws of such Seller, in each case as amended to date, (ii) constitute a material violation of, or conflict with or result in any material breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which such Seller is a party or by which such Seller or the Assets are bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to such Seller or the Assets, except where such violation would not have a material adverse effect on the operation of the Business or the value of the Assets, (iv) require such Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for any such consent or waiver which if not obtained would not have a material adverse effect on the Business or the value of the Assets, or (v) result in the creation or imposition of any Lien (as defined in Section 2.8 below) on any of the Assets.

      2.4 Taxes.

            (a) To Sellers' knowledge, each Seller has paid or caused to be paid or made adequate provision for all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof with respect to the Business, whether disputed or not.


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

            (b) Each Seller has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and to Sellers' knowledge, all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period.

            (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of either Seller threatening to assert against such Seller any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where such Seller does not file reports and returns that Seller is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets of either Seller that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither Seller has ever entered into a closing agreement pursuant to Section 7121 of the Code.

            (d) Neither Seller is a "foreign person" within the meaning of
Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

            (e) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

      2.5 Compliance with Laws. Each Seller's operation of the Business and the Assets is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (including the Federal Communications Commission), and neither Seller has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

      2.6 Insurance. The Assets are insured to the extent disclosed on Schedule
2.6 attached hereto, and all such insurance policies and arrangements of each Seller in effect as of the date hereof and relating to the Assets are disclosed on said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and each Seller is in compliance in all material respects with the terms thereof.

      2.7 Contracts. The Contracts, together with the Excluded Contracts, constitute all material leases, material contracts and material arrangements, whether oral or written, under which either Seller is bound or to which either Seller is a party and which relate to the Business or Assets. Schedule 1.1(b) attached hereto contains a true, correct and complete list of all Contracts. With respect to each oral agreement or understanding involving the Business or with respect to any electronic agreement with a Subscriber which was acknowledged by such Subscriber automatically, each Seller has provided a written summary of the material terms of each such agreement or understanding on
Schedule 1.1(b). Each Contract is valid, in full force and effect and binding upon such Seller and to Seller's knowledge the other parties


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

thereto in accordance with its terms. Except as set forth on Schedule 2.7 attached hereto, neither Seller nor, to the knowledge of either Seller, any other party is in material default under or in material arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a material default, and no waiver or indulgence has been granted by any party under any Contract. Neither Seller has received notice of, and neither Seller has any knowledge of, any fact which would result in a termination, repudiation or breach of any Contract except as set forth on Schedule 2.7 attached hereto. Each Seller has provided Buyer with true and complete copies of all of such Contracts, other than with respect to the oral agreements or understandings described on Schedule 1.1(b) or with respect to agreements with Subscribers which were acknowledged by such subscribers electronically.

      2.8 Title. Each Seller has good and marketable title to all of the Assets owned by such Seller free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, "Liens") except for any such liens, set forth on Schedule 2.8 attached hereto, which will be released on or prior to the Closing Date. Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good and marketable title to the Assets, free and clear of all Liens. The Assets include all of the assets and properties (i) held for use by Sellers to conduct the Business as presently conducted and (ii) necessary or useful for Buyer to operate the Business in the same manner as such business is currently operated by Sellers, except in each case for (a) the portmasters set forth on Schedule 2.8 which are not part of the Assets and (b) the use of Seller's leasehold interests set forth on Schedule 2.8 for the operation of the Business. All of the tangible Assets are in good repair, have been well maintained and are in good operating condition, ordinary wear and tear excepted, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations.

      2.9 No Litigation. Neither Seller is now involved in nor, to the knowledge of either Seller, is either Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting the Business or any Asset (including any Intellectual Property) or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. Neither Seller has been operating the Business under, and the Business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

      2.10 Employees; Labor Matters. GDS has never had any employees. A list of employees of GPI who are instrumental to the conduct and operation of the Business (collectively, the "Key Employees") is set forth on Schedule 2.10. GPI enjoys generally good relations with the Key Employees. GPI will use commercially reasonable efforts to provide the services of the Key Employees, or if the Key Employees are no longer employed by GPI, other persons of comparable expertise and experience, to assist in the Buyer's operation of the Business, subject to the terms of the Transition Services Agreement.

      2.11 Financial Statements. Attached hereto as Schedule 2.11 are copies of the balance sheet of each Seller relating to the Business as of June 30, 1999 (collectively, the "Base Balance Sheets") and the statements of income and expense of each Seller for the twelve (12) months ended June 30, 1999 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and present fairly and accurately the financial condition of the Business at the dates of said statements and the results of operations of the Business for the periods covered thereby. As of the date of the Base Balance Sheets (the "Base Balance Sheet Date"), neither Seller had any material liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheets. As of the date hereof and at the Closing, neither Seller had and neither Seller will have any material liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheets.

      2.12 Business Since the Base Balance Sheet Date. Except as set forth on
Schedule 2.12 attached hereto, since the Base Balance Sheet Date:

            (a) there has been no material adverse change in the Business or in the Assets, operations or financial condition of the Business;

            (b) the Business has, in all material respects, been conducted in the ordinary course of business and in substantially the same manner as it was conducted before the date of the Base Balance Sheet Date;

            (c) there has not been any material obligation or liability (contingent or other) incurred by either Seller with respect to the Business, whether or not incurred in the ordinary course of business;

            (d) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any material properties or assets of the Business, whether or not in the ordinary course of business, except as contemplated by this Agreement;

            (e) there has not been any mortgage, encumbrance or lien placed on any of the Assets, nor any payment or discharge of a material lien or liability of either Seller which was not reflected on the Base Balance Sheets;

            (f) there has not been any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Business or Assets;

            (g) there has not been any change in either Seller's pricing, marketing, customer service, billing, operational or promotional activities in any material way from that which such Seller was providing these activities directly prior to the Base Balance Sheet Date; and

            (h) there has not been any agreement or understanding, whether in writing or otherwise, for either Seller to take any of the actions specified above.

      2.13 Licenses. As of the date of this Agreement, Sellers are the holders of all licenses, permits and authorizations with respect to the Business (the "Authorizations"). The Authorizations constitute all of the licenses, permits and authorizations required for operation of the Business as now operated, except for such Authorizations the failure to obtain which would not have a material adverse effect on the Business or value of the Assets. All of the Authorizations are in full force and effect and no licenses, permits or authorizations of any governmental department or agency are required for the operation of the Business which have not been duly obtained, except for such Authorizations the failure to obtain which would not have a material adverse effect on the Business or value of the Assets. As of the date hereof, there is not pending or, to the knowledge of Sellers, threatened any action by or before any governmental agency to revoke, cancel, rescind or modify any of the Authorizations, and there is not now issued, outstanding, pending or, to the knowledge of either Seller, threatened any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against either Seller with respect to the Business.

      2.14 Approvals; Consents. Except as set forth on Schedule 2.14 attached hereto, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by either Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby. All of the approvals, consents and authorizations set forth on Schedule 2.14 shall be obtained by Sellers at or prior to the Closing; provided, that in the event Sellers have not obtained all of the approvals, consents and authorizations set forth on Schedule 2.14 at or prior to the Closing, Seller shall so indicate on Schedule 2.14 the consents not obtained, and shall use its best efforts to obtain such consents by not later than 60 days after the Closing.

      2.15 Customers and Suppliers. To the knowledge of Sellers, each Seller's relations with its customers and suppliers relating to the Business, including its Subscribers (as defined in Section 2.16 below), are good and there are not pending or, to each such Seller's knowledge, threatened claims or controversies with any customer, supplier or Subscriber that would have a material adverse effect on the Assets or the Business.

      2.16 Subscribers. Schedule 2.16(a) attached hereto sets forth, as of the date hereof, all subscribers of the Business as listed by class, type and billing plan. For purposes of this Agreement, the term "Subscriber" shall mean any active subscriber as of the Closing Date to Internet services offered by either Seller in the Business who has subscribed to a service for at least two months and has paid at least two bills (except in the case of active subscribers who began receiving Internet services in the 31 days prior to the Closing Date as set forth on Schedule 2.16(a), who shall have subscribed to a service for at least two months and have paid at least two bills as of the thirtieth (30th) calendar day after the Closing Date), including, without limitation, any person or corporation who receives dial-up Internet access through the Business (a "Dial-up Subscriber"), any person who receives dedicated Internet access from either Seller offering higher data transmission rates than available from dial-up access (a "Dedicated Subscriber"), and any person with a web page or domain name on either Seller's servers and to whom either Seller provide Internet access (a "Web-hosting/Domain-hosting Subscriber"); provided, however, that "Subscriber" shall not include any person who is (i) more than thirty (30) days delinquent in payment of such person's bill for such services provided by the Business and (ii) any person receiving complimentary Internet services. Set forth on Schedule 2.16(b) attached hereto is a listing of all such accounts which receive complimentary Internet services or Internet services at a promotional discounted rate. Set forth on Schedule 2.16(c) attached hereto is each Seller's policy and practice with respect to the disconnection of Subscribers, with which such Seller has, except as set forth on Schedule on
Schedule 2.16(c), at all times since its inception, complied in all material respects.

      2.17 Brokers. Neither Seller has retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

      2.18 Collectibility of Accounts Receivable. Except as set forth on
Schedule 2.18 attached hereto, all of the Accounts Receivable of each Seller are or will be as of the Closing Date bona fide, valid and enforceable claims, subject to no set off or counterclaim and are collectible in accordance with their terms subject to applicable bad debt reserves. With respect to the Business, neither Seller has any accounts or loans receivable from any person, firm or corporation which is affiliated with such Seller or from any director, officer or employee of such Seller, or from any of their respective spouses or family members.

      2.19 [Intentionally deleted.]

      2.20 Intellectual Property.

            (a) All of the Intellectual Property of Sellers relating to the Business is set forth on Schedule 2.20 attached hereto. For purposes hereof, the term "Intellectual Property" shall mean: (i) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents"); (ii) each Seller's rights to the names "Gibralter", trade names, trade dress, logos, packaging design, slogans, any and all Internet domain names used or useful in the business of Sellers, registered and unregistered trademarks and service marks and applications (collectively, "Marks"); (iii) all copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"), (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, IP addresses, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); (v) the web-site known as gibralter.net (including the domain name "www.gibralter.net"; and any other similar domain name); (vi) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the "Rights"); and (vii) all contracts relating to the Intellectual Property to which either Seller is a party or is bound, including, without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by either Seller (collectively,"Assigned Contracts"); provided, however, that items (i) through (vii) of this Section 2.20(a) shall include only items that are used or useful in connection with the Business.

            (b) Except as described on Schedule 2.20, each Seller has exclusive ownership of, and has good, valid and marketable title to, all of the Intellectual Property used by it, free and clear of any Liens, and has the right to use all of the Intellectual Property used by it without payment to any third party. Except as described on Schedule 2.20, each Seller's rights in all of such Intellectual Property are freely transferable. There are no claims or demands pending or, to the knowledge of either Seller, threatened of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of either Seller, threatened against either Seller and/or its officers, employees and consultants which challenge the validity and enforceability of such Seller's rights in respect of the Intellectual Property. The Intellectual Property represents all of the assets of Sellers of such class or type necessary for the operation of Seller's Business as currently conducted.

      Except as set forth on Schedule 2.20, all former and current employees, consultants and contractors of each Seller have executed written instruments with such Seller that assign to such Seller all rights to any inventions, improvements, discoveries, or information relating to the business of such Seller. To the best knowledge of each Seller after inquiry, no employee, consultant or contractor of such Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee, consultant or contractor may be engaged or requires the employee, consultant or contractor to transfer, assign, or disclose information concerning his work to anyone other than such Seller.

            (c) Neither Seller owns any Patents.

            (d) Schedule 2.20 sets forth a complete and accurate list and summary description of all of Sellers' Marks used in the Business.

            (e) Schedule 2.20 sets forth a complete and accurate list and summary description of all of Seller's Copyrights used in the Business. Except as set forth on Schedule 2.20, all of the Copyrights have been registered with the United States Copyright Office and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Copyright is held by Seller by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

            (f) To the knowledge of Sellers, there has not been any breach by any party of any confidentiality or non-disclosure agreement by any officer, director, employee, consultant or contract of any Seller with respect to the Business. The Trade Secrets have not been disclosed by either Seller to any person or entity other than employees or contractors of such Seller who had a need to know and use the Trade Secrets in the course of their employment or contract performance. Each Seller has the right to use, free and clear of claims of third parties, all Trade Secrets used by it. To the knowledge of each Seller, there is not any assertion that the use by either Seller of any Trade Secret violates the rights of any third party.

            (g) Except as set forth on Schedule 2.20, Sellers have the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property. Except as set forth on Schedule 2.20, neither Seller (i) has licensed or granted to anyone rights of any nature to use any of its Intellectual Property and (ii) is obligated to and does pay royalties or other fees to anyone for its ownership, use, license or transfer of any of its Intellectual Property.

            (h) All licenses or other agreements under which either Seller is granted rights by others in Intellectual Property are listed on Schedule 2.20. All such licenses or other agreements are in full force and effect, to the knowledge of each Seller there is no material default by any party thereto, and except as set forth on Schedule 2.20, all of the rights of each Seller thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer, and neither Seller has any reason to believe that the licensors under the licenses and other agreements under which each Seller is granted rights and has granted rights to others do not have and did not have all requisite power and authority to grant the rights purported to be conferred thereby.

            (i) All licenses or other agreements under which either Seller has granted rights to others in Intellectual Property are listed on Schedule 2.20. All such licenses or other agreements are in full force and effect, and to the knowledge of each Seller there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

            (j) Each Seller has reviewed the areas within its operations with respect to the Business which could be adversely affected by, and has developed a plan or program to address on a timely basis, the "Year 2000 Problem" (i.e., the risk that applications used by such Seller or its suppliers and/or providers in connection with the operation of the Business may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Each of the Sellers reasonably believes that, to the extent Sellers can reasonably anticipate and prepare for the "Year 2000 Problem," the "Year 2000 Problem" will not have any material adverse effect on the operations of Seller with respect to the Business.

      2.21 Absence of Restrictions. Neither Seller has entered into any other agreement or arrangement with any other party with respect to the sale, transfer or any other disposition or encumbrance of the Business or the Assets, in whole or in part.

      2.22 Transactions with Interested Persons. Except as set forth on Schedule
2.22 hereto, neither Seller, nor any shareholder, officer, supervisory employee or director of either Seller or, to the knowledge of either Seller, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or any organization which has a material contract or arrangement with either Seller.

      2.23  [Intentionally deleted.]

      2.24  Environmental Matters.

            (a) Except as set forth in Schedule 2.24, with respect to Seller's operation of the Business on or from 1650A Gum Branch Road, Jacksonville, NC 28540 (the "Premises"), (i) neither Seller has generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined in Section 2.24(c) below) at any time; (ii) to the knowledge of each Seller, no Hazardous Material (as defined in Section 2.24(c) below) has ever been or is threatened to be spilled, released, or disposed of at any site associated with a structure presently or formerly owned, operated, leased, or used by such Seller, or has ever been located in the soil or groundwater at any such site; (iii) to the knowledge of such Seller, no Hazardous Material has ever been transported from any site associated with a structure presently or formerly owned, operated, leased, or used by such Seller for treatment, storage, or disposal at any other place; (iv) to Seller's knowledge, neither Seller presently owns, operates, leases, or uses, or has ever previously owned, operated, leased, or used any site associated with a structure on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by either Seller in connection with the presence of any Hazardous Material.

            (b) Except as set forth on Schedule 2.24, with respect to Seller's operation of the Business on or from the Premises, (i) neither Seller has any liability under, nor has it ever violated, any Environmental Law (as defined in Section 2.24(c) below); (ii) neither Seller, nor, to such Seller's knowledge, any property associated with a structure owned, operated, leased, or used by such Seller, nor facilities or operations thereon is presently not in compliance with all applicable Environmental Laws; (iii) neither Seller has entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither Seller has any knowledge or reason to know that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

            (c) For purposes of this Agreement, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety (other than ordinary cleaning supplies), as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or By-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted, the violation of which could have a material adverse effect on the Business or the value of the Assets.

      2.25 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by each Seller to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to either Seller which relate to Sellers' operation of the Business and which presently or may, in Seller's reasonable business judgment, in the future have a material adverse affect on the Business, properties, Assets, operations or (financial or other) condition of either Seller with respect to the Business which has not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic or market conditions or developments affecting the Internet services industry generally.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

      As a material inducement to Sellers entering into this Agreement, Buyer hereby represents and warrants to Sellers as follows:

      3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets. Buyer is qualified to do business as a foreign corporation in the State of North Carolina.

      3.2 Required Action: Authority. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the "Buyer Documents") has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

      3.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

      3.4 Brokers. Except for fees payable to Rampart Associates, LLC, for which Buyer is solely responsible, Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

      3.5 Litigation. Buyer is not now involved in or, to Buyer's knowledge, threatened to be involved in any litigation or legal or other proceedings which would prevent or hinder the consummation of the transaction contemplated by this Agreement.

      3.6 Approvals; Consents. No approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby.

      3.7 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Buyer to Sellers pursuant to this agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 4. COVENANTS OF SELLER.

      Each Seller covenants and agrees that:

      4.1 Access to Premises and Records. From the date hereof until consummation of the transactions contemplated hereby at the Closing, Seller shall give Buyer and its representatives, at reasonable times and with reasonable prior notice, free access to the properties, books and records of the Business and to the Assets and will furnish to Buyer and its representatives such information regarding the Business and the Assets as Buyer or its representatives may from time to time reasonably request in order that Buyer may have full opportunity to make a diligent investigation consistent with this Agreement. In addition to, and not in limitation of the foregoing, Seller shall provide Buyer with access to and copies of the records of all: (a) Accounts Receivable, (b) Subscriber billings, (c) pre-paid accounts, (d) accounts for which no remuneration is received by Seller and (e) general reports with respect to each category of service provided by the Business.

      4.2 Continuity and Maintenance of Operations of the Business. Except as to actions of which Buyer has been advised and to which Buyer has consented to in writing, and except as specifically permitted or required by this Agreement, from the date of this Agreement until the Closing, Seller shall:

            (a) Operate the Business in the ordinary course consistent with past practices, use its commercially reasonable efforts to keep available the services of the employees who are involved in the operation of the Business, and use commercially reasonable efforts to preserve any beneficial business relationships with Subscribers, customers, suppliers and others having business dealings with Seller relating to the Business;

            (b) Use and operate the Assets in a manner consistent with past practice and maintain the Assets in good operating condition, ordinary wear and tear excepted;

            (c) Maintain adequate inventories of spare Equipment consistent with past practices;

            (d) Maintain insurance upon the Assets in such amounts and types as in effect on the date of this Agreement as set forth in Schedule 2.6 attached hereto;

            (e) Keep all of its business books, records and files in the ordinary course of business in accordance with past practices, and provide Buyer with access thereto upon its reasonable request;

            (f) Continue to implement and enforce its procedures for disconnection and discontinuance of service to Subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement;

            (g) Perform and comply in all material respects with the terms of the Contracts and keep such Contracts in full force and effect; and

            (h) Use its reasonable best efforts to preserve the goodwill of the Business.

      4.3 Negative Covenants. From the date of this Agreement until the Closing, Seller shall not, without the prior written consent of Buyer:

            (a) Sell, transfer, lease, assign or otherwise dispose of, or agree to sell, transfer, lease, assign or otherwise dispose of, any Assets outside the ordinary course of business;

            (b) Enter into any contract or commitment for the acquisition of goods or services relating to the Business (other than in the ordinary course of business) or which otherwise obligates Seller to perform in full or in part beyond the Closing Date with respect to the Business;

            (c) Renegotiate, modify, amend or terminate any Contract;

            (d) Create, assume, or permit to exist, or agree to incur, assume or acquire, any Lien, claim or liability on the Assets;

            (e) Make any modifications or changes to the existing rate schedules or product offerings in effect with respect to the Business;

            (f) Offer or employ any sales discounts, free services or other extraordinary marketing practices or extraordinary promotions with respect to the Business outside the ordinary course of business and not consistent with Seller's past practices; or

            (g) Take any actions or permit its employees and agents to take any actions which would materially interfere with or preclude the transactions contemplated by this Agreement.

      4.4 Consents. Seller will use its reasonable best efforts to obtain, as soon as practicable and at its expense, the consent of all third parties under the Contracts for which the prior approval of such third party is required pursuant to the terms of the Contract; provided, however, that "reasonable best effort" for this purpose shall not require Seller to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of customary filing and processing fees.

      4.5 Notification of Certain Matters. Prior to Closing, Seller shall promptly notify Buyer of (i) any fact, event, circumstances or action of which Seller becomes aware, the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement, or the disclosures in any schedules or exhibits attached hereto, not to be true in any material respect and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Seller shall promptly notify Buyer in writing of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which Seller is a party or in which the Assets or Business may be affected and which could reasonably be expected to be material or which relates to the transactions contemplated hereby.

      4.6 Adverse Change. Prior to Closing, Seller shall promptly notify Buyer in writing of any materially adverse developments affecting the Assets or the Business which become known to Seller, including, without limitation, (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Assets or the Business, (ii) any material notice of violation, forfeiture or complaint under any material Contract, or (iii) anything which, if not corrected prior to the Closing Date, would prevent Seller from fulfilling any condition to Closing described in Section 6 hereof.

      4.7 No Solicitation. Prior to the Closing, Seller shall not, and Seller shall cause its officers, employees, stockholders, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) and all other employees who perform services with respect to the operation of the Business not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the Assets or the Business, or engage in any negotiations concerning, or provide to any other person any information or data relating to, the Business, the Assets or Seller for the purpose of, or have any discussions with, any person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other person to seek or effect a transaction, or enter into a transaction with any person or persons, other than Buyer, concerning the possible sale of the Assets or Business, or the capital stock of Seller. Seller shall promptly inform Buyer of any such inquiries or proposals and provide all pertinent documentation related thereto.

      4.8 Confidentiality. Seller agrees that it and its representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Buyer's industry or which becomes generally known in Buyer's industry without breach by Seller of its confidentiality obligations hereunder, or which has been disclosed to Seller by third parties which have a right to do so, shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Seller will return, and cause its respective officers, directors, agents and representatives to return, to Buyer (or certify that they have destroyed) all copies of such data and information made available to Seller (and its officers, directors, agents and representatives) in connection with the transaction.

      4.9 Use of Trade Names. After the Closing Date, and subject to the terms of the License Agreement, neither Seller, nor any person controlling, controlled by or under common control with Seller will for any reason, directly or indirectly, for itself or any other person, (a) use the names "Gibralter", "Gibralter Data Services", "gibralter.net" or any other Internet domain name used or useful in the business of Seller, or any other or (b) use or disclose any trade secrets, confidential information, know-how, proprietary information or other intellectual property of Seller transferred pursuant to this Agreement.

      4.10 Delivery of Vehicle. Sellers covenant to deliver to Buyer on or before October 10, 1999 (a) one 1998 Jeep Wrangler, vehicle identification number 1J4FY29P7WP765389 (the "Jeep") and (b) good and marketable title to such Jeep, free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind.

      4.11 Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to Buyer by Seller hereunder as part of the Assets and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that such Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the Assets.

      4.12 Payment of Obligations. Seller shall pay all of the Excluded Liabilities in the ordinary course of business as they become due, subject to the right to contest any such Excluded Liability with any third party.

      4.13 Further Assurances. Seller, from time to time after the Closing at the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens (as defined in Section 2.8).

      4.14 Payment of Obligations. Seller shall pay all of the Excluded Liabilities in the ordinary course of business as they become due (subject to the right of Seller to contest any such Excluded Liability in good faith).

      4.15 Business Access Agreement. GPI shall negotiate in good faith with Buyer the terms of a Business Access Agreement, or similar agreement, for the purchase of Internet services from Buyer, the terms of which shall include, but shall not be limited to, consideration of $5000 per month and a term of 24 months beginning as of the Closing Date.

SECTION 5. COVENANTS OF BUYER.

      Buyer covenants and agrees that:

      5.1 Confidentiality. Buyer agrees that, from the date hereof, Buyer and its representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Seller with respect to its business or financial condition except in connection with the Business. Information generally known in Sellers' industry or which becomes generally known in Seller's industry without breach by Buyer of its confidentiality obligation hereunder, or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return, and cause its respective officers, directors, agents and representatives to return, to Seller (or certify that they have destroyed) all copies of such data and information made available to Buyer (and its officers, directors, agents and representatives) in connection with the transaction.

      5.2 Assumed Liabilities. From and after the Closing Date, Buyer shall pay and/or perform the Assumed Liabilities in the ordinary course as they become due, subject to the right to contest any such Assumed Liability with any third party.

      5.3 Notification of Certain Matters. Prior to Closing, Buyer shall promptly notify Sellers of (i) any fact, event, circumstances or action of which Buyer becomes aware, the existence or occurrence of which would cause any of Buyer's representations or warranties under this Agreement, or the disclosures in any schedules or exhibits attached hereto, not to be true in any material respect and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Buyer shall promptly notify Sellers in writing of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which Buyer is a party or in which the Assets or Business may be affected and which could reasonably be expected to be material or which relates to the transactions contemplated hereby.

      5.4 Business Access Agreement. Buyer shall negotiate in good faith with GPI the terms of a Business Access Agreement, or similar agreement, for the purchase of Internet services from Buyer, the terms of which shall include, but shall not be limited to, consideration of $5000 per month and a term of 24 months, beginning as of the Closing Date.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER.

      Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless otherwise waived by Buyer in writing:

      6.1 Performance of Agreements and Deliveries. Each Seller shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by such Seller prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

            (a) A certificate, dated the Closing Date, from the President of such Seller to the effect that the conditions set forth in Sections 6.1, 6.2 and
6.9 have been satisfied;

            (b) A certificate, dated the Closing Date, from such Seller's Secretary as to the Certificate of Incorporation, By-Laws, authority and the incumbency of all officers executing the Seller Documents on behalf of such Seller;

            (c) A certified copy of such Seller's Certificate of Incorporation from the Secretary of State of the State of North Carolina;

            (d) With respect to GDS, an Amendment to the Certificate of Incorporation and any other required documentation, which effect a change of Seller's name, which name change shall take effect not more than five (5) days following the date of Closing;

            (e) A Certificate of Existence from the Secretary of State of the State of North Carolina; and

            (f) Such other certificates and instruments reasonably requested by Buyer.

      6.2 Asset Transfer. Each Seller shall have delivered to Buyer the following instruments of transfer and assignment in accordance with the provisions hereof, transferring to Buyer all of such Seller's right, title and interest in and to the Assets, free and clear of all Liens:

            (a) A Bill of Sale in the form attached hereto as Exhibit B;

            (b) An Assignment and Assumption Agreement;

            (c) An Assignment of Copyright and Trademarks in the form attached hereto as Exhibit D;

            (d) An Assignment of Internet Domain Name in the form attached hereto as Exhibit E;

            (e) a Transition Services Agreement in the form attached hereto as Exhibit H (the "Transition Services Agreement");

            (f) a License Agreement for tradenames and Marks in the form attached hereto as Exhibit I (the "License Agreement"); and

            (g) Such other instruments of transfer reasonably requested by Buyer.

      6.3 Assignment of Contracts and Authorizations; Approvals. All Contracts shall have been duly and validly assigned to Buyer by each Seller, and all consents and approvals required in connection with the consummation of the transactions contemplated hereby under any Contract or Authorization or otherwise required to be obtained by such Seller shall have been obtained in form and substance reasonably satisfactory to Buyer and without conditions materially and adversely affecting Buyer and which do not require Buyer to pay money to any party to any such Contract or Authorization in excess of amounts required to be so paid pursuant to the terms and conditions thereof.

      6.4 Escrow Agreement. Each Seller shall have executed and delivered to Buyer the Escrow Agreement.

      6.5 Non-competition Agreement. Each Seller and Terence Leifheit shall have executed and delivered to Buyer a Non-competition Agreement in substantially the form attached hereto as Exhibit F (the "Non-competition Agreement").

      6.6 Release of Liens. Each Seller shall have obtained and delivered to Buyer at or prior to the Closing instruments (including payoff letters, bills of sale and UCC-3 termination statements) releasing any and all Liens on the Assets.

      6.7 Opinion of Seller's Counsel. Buyer shall have received the opinion or opinions of Smith Helms Mulliss & Moore, L.L.P., special North Carolina counsel for Sellers, dated the Closing Date, substantially in the form of Exhibit G attached hereto.

      6.8 Board of Directors Approval. Buyer shall have received at or prior to the Closing the approval of its Board of Directors for this transaction and all related documents.

      6.9 Accuracy of Representations and Warranties. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time and the representations and warranties of such Seller contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

      6.10 No Material Adverse Effect. None of the schedules, documents or other information to be furnished by either Seller to Buyer pursuant to this Agreement, shall disclose any fact, circumstance or matter, or any change in or development in connection with any matter disclosed in the original schedules or documents previously delivered by such Seller to Buyer, which has, or could reasonably be expected to have, a material adverse effect on the Assets or on the Business; and there shall have been no other changes or developments affecting either the Assets or the Business since the Base Balance Sheet Date which have, or could reasonably be expected to have, a material adverse effect on the Assets or Business.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER.

      The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by such Seller in writing:

      7.1 Performance of Agreement and Deliveries. Buyer shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

            (a) A certificate, dated the Closing Date, from the President of Buyer to the effect that the conditions set forth in Section 7.1 have been satisfied;

            (b) A certificate, dated the Closing Date, from Buyer's Secretary as to the Certificate of Incorporation, By-Laws, authority and the incumbency of all officers executing the Buyer Documents on behalf of Buyer;

            (c) A certified copy of Buyer's Certificate of Incorporation from the Secretary of State of the State of Delaware; and

            (d) A Certificate of Good Standing from the Secretary of State of the State of Delaware.

      7.2 Escrow Agreement. Buyer shall have executed and delivered to Sellers the Escrow Agreement.

      7.3 Other Agreements, etc. Buyer shall have executed and delivered to Sellers the following:

            (a) the Assignment and Assumption Agreement;

            (b) the Transition Services Agreement; and

            (c) the License Agreement.

      7.4 Board of Directors and Stockholder Approval. Sellers shall have received at or prior to the Closing the approval of its Board of Directors and stockholders for this transaction and all related documents.

      7.5 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time and the representations and warranties of Buyer contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

      7.6 Consents; Approvals. Buyer shall have obtained all consents and approvals required to be obtained by Buyer in connection with the consummation of the transactions contemplated hereby.

SECTION 8. TERMINATION.

      8.1 Events of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the
Closing:

            (a) By the mutual written consent of Buyer and each Seller.

            (b) Subject to Section 8.4 below, by either Seller, if it is not in breach or default hereunder:

                  (i) if any representation or warranty of Buyer made herein is untrue in any material respect and such breach is not cured within thirty (30) days of Buyer's receipt of a notice from Sellers that such breach exists or has occurred;

                  (ii) if Buyer shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within thirty (30) days of Buyer's receipt of a notice from Sellers that such default exists or has occurred;

                  (iii) if the conditions to either Seller's obligations to
            consummate the Closing as set forth in Section 7 cannot reasonably be satisfied or performed on or before October 31, 1999 (unless such failure of satisfaction, non-compliance or non-performance is the result, directly or indirectly, of any action or failure to act on the part of such Seller); or

                  (iv) if the Closing has not occurred prior to September 27,
            1999.

            (c) Subject to Section 8.4 below, by Buyer, if it is not in breach or default hereunder:

                  (i) if any representation or warranty of either Seller made herein is untrue in any material respect and such breach is not cured within thirty (30) days of such Seller's receipt of a notice from Buyer that such breach exists or has occurred;

                  (ii) if either Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within thirty (30) days of such Seller's receipt of a notice from Buyer that such default exists or has occurred; or

                  (iii) if the conditions to Buyer's obligations to consummate the Closing as set forth in Section 6 cannot reasonably be satisfied or performed on or before October 31, 1999 (unless such failure of satisfaction, non-compliance or non-performance is the result directly or indirectly of any action or failure to act on the part of Buyer); or

                  (iv) if the Closing has not occurred prior to September 27,
            1999.

      8.2 Manner of Exercise. In the event of the termination of this Agreement by either Buyer or a Seller pursuant to Section 8.1 notice thereof shall forthwith be given to the other party in accordance with the provisions set forth in Section 11 hereto and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or such Seller.

      8.3 Effect of Termination; Liabilities. In the event of the termination of this Agreement pursuant to Section 8.1 or Section 8.4 and prior to the Closing, all covenants, agreements and other obligations of the parties hereunder (other than pursuant to Sections 4.8 and 5.1 hereof) shall terminate, and neither Sellers nor Buyer shall have any further liability hereunder, including for losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including attorneys' fees) of any kind whatsoever; except upon termination of this Agreement pursuant to Sections 8.1(c)(i) and 8.1(c)(ii), Buyer shall be entitled to any remedy which it may have, whether at law or in equity, and except upon termination of this Agreement pursuant to Sections 8.1(b)(i) and 8.1(b)(ii), Sellers shall be entitled to any remedy which they have, whether at law or in equity.

      8.4 Waiver; Extension of Time for Performance. Either Seller may extend the time for the performance of any of the obligations or other acts of Buyer hereunder, waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document delivered pursuant hereto, or waive compliance by Buyer with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by such Seller. Buyer may extend the time for the performance of any of the obligations or other acts of either Seller or the Principals hereunder, waive any inaccuracies in the representations and warranties of either Seller or the Principals contained herein or in any document delivered pursuant hereto, or waive compliance by either Seller or the Principals with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Buyer.

SECTION 9. SURVIVAL.

      9.1 Survival of Warranties. Subject to Section 10.5 hereof, each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

SECTION 10. INDEMNIFICATION.

      10.1 Indemnification by Sellers. Each Seller hereby agrees, jointly and severally, to indemnify and hold harmless Buyer, its affiliates and its and their respective directors, officers, stockholders, partners, members, employees, and agents (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties"), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever (collectively, "Losses"), but net of the proceeds from any insurance policies or other third party reimbursement for such Losses, to the extent actually sustained, suffered or incurred by or made against any Buyer Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by either Seller in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by either Seller in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (iii) any claim made by any person or entity which relates to the operation of the Assets or the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the Closing Date; and (iv) any claim which arises in connection with any liability or obligation of Seller other than the Assumed Liabilities. In no event shall Losses with respect to the indemnification obligations of the Sellers include any damages for lost profits, consequential damages, punitive damages or any special damages.

      10.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller and its officers, directors, managers, members, employees and agents (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") at all times against and in respect of all Losses, to the extent actually sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (iii) any claim made against a Seller which relates to, results from or arises out of Buyer's operation of the Assets or the Business from and after the Closing Date; and (iv) the Assumed Liabilities. In no event shall Losses with respect to the indemnification obligations of the Buyer include any damages for lost profits, consequential damages, punitive damages or any special damages.

10.3 Notice; Defense of Claims.

            (a) Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

            (b) Third Party Claims. With respect to third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) agrees that such claim will be promptly paid in full if required, then (x) counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld); (y) the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification; and (z) the indemnified party shall have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that the indemnifying party shall control and direct such defense. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. The indemnified party shall cooperate fully in the defense by the indemnifying party. Notwithstanding anything herein stated, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be a conflict of interest or otherwise inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right, with the consent of the indemnifying party, which consent shall not be unreasonably withheld, to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

            (c) Non-Third Party Claims. With respect to non-third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 12.11 hereof.

      10.4 Claims Against Escrow Deposit. In the event that any Buyer Indemnified Party sustains or incurs Losses, taxes, fines or penalties for which it is entitled to indemnification from either Seller under this Agreement, in addition to all other rights or remedies that Buyer may have (including the right to collect directly from such Seller), such Buyer Indemnified Party shall be entitled to receive in cash from the Escrow Deposit an amount equal to the Losses, taxes or fines actually sustained or incurred by such Buyer Indemnified Party. In order to receive payment from the Escrow Deposit such Buyer Indemnified Party shall first deliver to such Seller a written claim for Losses arising under or by virtue of this Agreement specifying the nature of the claim and the type and amount of Losses, taxes or fines actually sustained or incurred by such Buyer Indemnified Party. Within thirty (30) calendar days of receiving a claim against the Escrow Deposit from or on behalf of any Buyer Indemnified Party, such Seller shall provide a written response to such Buyer Indemnified Party with a copy to the Escrow Agent, which either accepts or rejects all or any portion of such Buyer Indemnified Party's claim, the amount accepted by such Seller shall be paid to such Buyer Indemnified Party from the Escrow Deposit by the Escrow Agent within ten (10) calendar days of the Escrow Agent's receipt of Seller's acceptance of such Buyer Indemnified Party's claim. If such Seller rejects any portion of such Buyer Indemnified Party's claim, such Seller's written response shall specify the specific reason(s) for the rejection and the amount, if any, of such Buyer Indemnified Party's claim which is accepted. The amount of any claim rejected by such Seller shall be retained in escrow and distributed by the Escrow Agent only as directed by a written settlement agreement signed by both such Seller and such Buyer Indemnified Party or in accordance with an award rendered by an arbitrator(s) in accordance with Section 12.11 of this Agreement.

      10.5 Limitations of Indemnity Obligations of Sellers and the Buyer. The indemnity obligations of the Sellers and the Buyer under this Agreement shall be subject to the following limitations:

            (a) The indemnity obligations of the Sellers shall expire on the six
(6) month anniversary of the Closing Date; provided, however, that such obligations with respect to (i) the representations and warranties contained in Sections 2.1, 2.2, 2.3 and 2.24 and the obligations contained in Section 4.14 shall continue in effect for the full period of any applicable statute of limitations, and (ii) the representations and warranties regarding taxes, which are contained in Section 2.4, shall remain in effect until all claims for taxes due by or on account of the Seller for any period up to and including the Closing Date have been settled and any statute of limitations period with respect to such taxes has expired; and provided further that the indemnity obligations of the Seller for claims timely asserted by a Buyer Indemnified Party in the manner provided in this Agreement shall continue until such claims are fully resolved and discharged.

            (b) The aggregate indemnity obligations of the Sellers for any Losses shall not in any event exceed Four Million Fifty Thousand Dollars ($4,050,000).

            (c) The aggregate indemnity obligations of the Buyer for any Losses shall not in any event exceed Four Million Fifty Thousand Dollars ($4,050,000), except to the extent that such losses arise from or result from Buyer's operation of the Business from and after the Closing Date or in connection with the Assumed Liabilities.

            (d) The Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, shall be entitled to indemnification with respect to any breach of representation or warranty made by the Buyer or Sellers, as the case may be in (i) this Agreement or (ii) in any Schedule, Exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement only if the aggregate and collective damages incurred or suffered by them exceed Twenty-Five Thousand Dollars ($25,000), in which event they shall be entitled to indemnification for the full amount of such damages.

      10.6 Remedy for Breaches. The indemnification provided in this Section 10 shall be the exclusive remedy of the Buyer or the Seller, as the case may be, for any breach of a representation or warranty made by such party under (a) this Agreement or (b) any exhibit, schedule, certificate, agreement or other instrument, delivered pursuant to this Agreement, and shall be in lieu of any statutory, other contractual, equitable or common law remedy any party may have for such breach other than any non-monetary remedy pursuant to Section 12.10 except for recision or similar remedies.

SECTION 11. NOTICES.

      All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

            If to Seller:          Gibralter Data Services, Inc.
                                   1650A Gum Branch Road
                                   Jacksonville, NC  28540
                                   Attn.: Terence Leifheit

            With a copy to:        Venable Attorney at Law
                                   Venable, Baetjer, Howard and Civiletti, LLP
                                   Suite 1000
                                   1201 New York Avenue, N.W.
                                   Washington, D.C.  20005-3917
                                   Attn: Barbara L. Waite, Esq.

            If to Buyer:           DURO Communications, Inc.
                                   1211 Semoran Blvd., Suite 217
                                   Casselberry, FL 32707
                                   Attn.: Peter B. Hopper, President

            With a copy to:        Goodwin, Procter & Hoar LLP
                                   Exchange Place
                                   Boston, MA  02109
                                   Attn.:  David F. Dietz, P.C.

SECTION 12. MISCELLANEOUS.

      12.1 Assignability; Binding Effect. This Agreement shall not be assignable by Buyer or either Seller except with the written consent of the other, except that Buyer may assign its rights hereunder either (a) to any affiliate of Buyer or its owners, (b) as a result of any merger, reorganization or other consolidation, or (c) in connection with the granting of a security interest to its senior lender. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

      12.2 Headings. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

      12.3 Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and each Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      12.4 Bulk Sales Law. Buyer hereby waives compliance by Sellers of any applicable bulk sales law and Seller agree, to make full and timely payment when due of all amounts owed by it to its creditors. Seller agrees to indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage (including reasonable counsel fees and disbursements and expenses) which Buyer may suffer or incur by virtue of the non-compliance by such Seller with such laws.

      12.5 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

      12.6 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

      12.7 Governing Law. This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles.

      12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

      12.9 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

      12.10 Remedies. It is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

      12.11 Dispute Resolution. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled solely and exclusively by arbitration conducted expeditiously in accordance with the CPR Institute for Dispute Resolution Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The CPR Institute for Dispute Resolution shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Charlotte, North Carolina.

      Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

            (a) Mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

            (b) No other discovery;

            (c) Hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place in one or two days at a maximum; and

            (d) Decision to be rendered not later than ten (10) days following such hearings.

      Notwithstanding anything to the contrary contained herein, the provisions of this Section 12.11 shall not apply with regard to any equitable remedies to which any party may be entitled hereunder.

      Each of the parties hereto (a) hereby unconditionally and irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction located in the State of North Carolina for the purpose of enforcing the award or decision in any such proceeding, (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

      Notwithstanding the foregoing, the parties may enforce their rights under this Agreement in accordance with Section 12.10.

      12.12 Third Party Rights. This Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

SECTION 13. DEFINITIONS.

      "Accounts Receivable" shall have the meaning set forth in Section 1.1(e).

      "Annualized Recurring Revenues Deficiency" shall have the meaning set forth in Section 1.6(b).

      "Assets" shall have the meaning set forth in Section 1.1.

      "Assigned Contracts" shall have the meaning set forth in Section 2.20(a).

      "Assignment and Assumption Agreement" shall have the meaning set forth in
Section 1.10.

      "Assumed Current Liabilities" shall have the meaning set forth in Section 1.3(a).

      "Assumed Liabilities" shall have the meaning set forth in Section 1.3(a).

      "Atel Payment" shall have the meaning set forth in Section 1.5(a).

      "Authorizations" shall have the meaning set forth in Section 2.13.

      "Base Balance Sheets" shall have the meaning set forth in Section 2.11.

      "Base Balance Sheet Date" shall have the meaning set forth in Section
2.11.

      "Business" shall have the meaning set forth in the preamble hereto.

      "Buyer" shall have the meaning set forth in the preamble hereto.

      "Buyer Documents" shall have the meaning set forth in Section 3.2

      "Buyer Indemnified Parties" shall have the meaning set forth in Section 10.1(a).

      "Buyer Indemnified Party"shall have the meaning set forth in Section 10.1(a).

      "Closing" shall have the meaning set forth in Section 1.4.

      "Closing Date" shall have the meaning set forth in Section 1.4.

      "Code" shall have the meaning set forth in Section 1.7.

      "Contracts" shall have the meaning set forth in Section 1.1(b).

      "Copyrights" shall have the meaning set forth in Section 2.20(a).

      "CPR Rules" shall have the meaning set forth in Section 12.11.

      "Current Assets" shall have the meaning set forth in Section 1.1(e).

      "Dedicated Subscriber" shall have the meaning set forth in Section 2.16.

      "Dial-up Subscriber" shall have the meaning set forth in Section 2.16.

      "Dispute Accountant" shall have the meaning set forth in Section 1.16(d)

      "Employee Program" shall have the meaning set forth in Section 2.23(c)(i).

      "Environmental Law" shall have the meaning set forth in Section 2.24(c).

      "Equipment" shall have the meaning as set forth in Section 1.1(a).

      "ERISA" shall have the meaning set forth in Section 2.23(a).

      "Escrow Agreement" shall have the meaning set forth in Section 1.5(c).

      "Escrow Deposit" shall have the meaning set forth in Section 1.5(c).

      "Estimated Adjustment" shall have the meaning set forth in Section 1.6(c).

      "Estimated Adjustment Statement" shall have the meaning set forth in
Section 1.6(c).

      "Estimated Net Working Capital" shall have the meaning set forth in
Section 1.6(c).

      "Estimated Revenues Adjustment Amount" shall have the meaning set forth in
Section 1.6(c).

      "Excluded Assets" shall have the meaning set forth in Section 2.16.

      "Excluded Contracts" shall have the meaning set forth in Section 1.2(b).

      "Excluded Liabilities" shall have the meaning set forth in Section 1.3(b).

      "Final Adjustment Statement" shall have the meaning set forth in Section 1.6(d)(i).

      "Financial Statements" shall have the meaning set forth in Section 2.11.

      "GAAP" shall have the meaning set forth in Section 1.1(e).

      "GDS" shall have the meaning set forth in the preamble hereto.

      "GPI" shall have the meaning set forth in the preamble hereto.

      "Hazardous Material" shall have the meaning set forth in Section 2.24(c).

      "Hazardous Waste" shall have the meaning set forth in Section 2.24(c).

      "Intellectual Property" shall have the meaning set forth in Section
2.20(a).

      "IRS" shall have the meaning set forth in Section 2.23(a).

      "Jeep" shall have the meaning set forth in Section 4.10.

      "License Agreement" shall have the meaning set forth in Section 6.2(f).

      "Liens" shall have the meaning set forth in Section 2.8.

      "Marks" shall have the meaning set forth in Section 2.20(a).

      "Net Working Capital" shall have the meaning set forth in Section 1.6(a).

      "Non-competition Agreement" shall have the meaning set forth in Section
6.5.

      "Patents" shall have the meaning set forth in Section 2.20(a).

      "Purchase Price" shall have the meaning set forth in Section 1.5.

      "Recurring Revenues" shall have the meaning set forth in Section 1.6(b).

      "Revenues Adjustment Amount" shall have the meaning set forth in Section 1.6(b).

      "Rights" shall have the meaning set forth in Section 2.20(a).

      "Seller" shall have the meaning set forth in the preamble hereto.

      "Seller Documents" shall have the meaning set forth in Section 2.2.

      "Seller Indemnified Parties"shall have the meaning set forth in Section 10.2.

      "Seller Indemnified Party" shall have the meaning set forth in Section
10.2.

      "Subscriber" shall have the meaning set forth in Section 2.16.

      "Target Revenues" shall have the meaning set forth in Section 1.6(b).

      "Taxes" shall have the meaning set forth in Section 2.4(a).

      "Trade Secrets" shall have the meaning set forth in Section 2.20(a).

      "Transition Services Agreement" shall have the meaning set forth in
Section 6.2(e).

      "Web-hosting/Domain-hosting Subscriber" shall have the meaning set forth in Section 2.16.


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

      IN WITNESS WHEREOF, Sellers and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

                                    SELLER:

                                    GIBRALTER DATA SERVICES, INC.


                                    By: /s/ Terrence J. Leifheit
                                       --------------------------------------
                                       Terrence J. Leifheit, President


                                    GIBRALTER PUBLISHING, INC.


                                    By: /s/ Terrence J. Leifheit
                                       --------------------------------------
                                       Terrence J. Leifheit, President


                                    BUYER:

                                    DURO COMMUNICATIONS, INC.


                                    By: /s/ Peter B. Hopper
                                       --------------------------------------
                                       Peter B. Hopper, President

                         LIST OF EXHIBITS AND SCHEDULES

SCHEDULES

Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Bill of Sale
Exhibit C - Form of Assignment and Assumption Agreement
Exhibit D - Form of Assignment of Patents and Trademarks
Exhibit E - Form of Assignment of Internet Domain Name
Exhibit F - Form of Non-Competition Agreement
Exhibit G - Form of Opinion of Seller's Counsel
Exhibit H - Transition Services Agreement
Exhibit I - Form of License Agreement

Schedule 1.1(a)  Equipment
Schedule 1.1(b)  Contracts
Schedule 1.1(c)  Intellectual Property
Schedule 1.1(d)  Licenses and Authorizations
Schedule 1.1(e)  Accounts Receivable
Schedule 1.2(b)  Excluded Contracts
Schedule 1.2(c)  Insurance
Schedule 1.5(b)  Wire Instructions
Schedule 1.6(c)  Estimated Adjustment Statement
Schedule 1.6(e)  Additional Equipment
Schedule 1.7     Allocation of Purchase Price
Schedule 2.1(c)  Subsidiaries
Schedule 2.3     Conflicts
Schedule 2.6     Insurance
Schedule 2.7     Contracts
Schedule 2.8     Portmasters Not Part of the Assets
Schedule 2.10    Key Employees
Schedule 2.11    Financial Statements
Schedule 2.12    Business since the Base Balance Sheet Date
Schedule 2.14    Approvals; Consents
Schedule 2.16(a) Subscribers
Schedule 2.16(b) Complimentary Accounts
Schedule 2.16(c) Disconnection Policy
Schedule 2.18    Uncollectible Accounts Receivable
Schedule 2.20    Intellectual Property
Schedule 2.22    Transactions with Interested Persons
Schedule 2.24    Environmental Matters